As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURGICAL CARE AFFILIATES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-8740447 (I.R.S. Employer Identification Number)

520 Lake Cook Road, Suite 250,

Deerfield, IL 60015

(847) 236-0921

(Address of Registrant’s Principal Executive Offices)

SURGICAL CARE AFFILIATES, INC. 2013 OMNIBUS LONG-TERM INCENTIVE PLAN

SURGICAL CARE AFFILIATES, INC. MANAGEMENT EQUITY INCENTIVE PLAN

SURGICAL CARE AFFILIATES, INC. DIRECTORS AND CONSULTANTS EQUITY INCENTIVE PLAN

2008 RESTRICTED EQUITY UNIT AGREEMENT

DIRECTOR RESTRICTED EQUITY UNIT AGREEMENT

(Full Title of the Plan)

Richard L. Sharff, Jr., Esq.

Executive Vice President, General Counsel and Corporate Secretary

3000 Riverchase Galleria, Suite 500

Birmingham, AL 35244

(205) 545-2572

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Robert J. Raymond, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Surgical Care Affiliates, Inc. Common Stock, par value $0.01 per share	2,220,000 shares	$27.52	$61,094,400.00	$7,868.96(1)(6)
Surgical Care Affiliates, Inc. Common Stock, par value $0.01 per share	2,538,203shares	$11.00	$27,920,233.00	$3,596.13(2)(7)
	121,109 shares	$27.52	$3,332,919.68	$429.28(2)(6)
Surgical Care Affiliates, Inc. Common Stock, par value $0.01 per share	457,898 shares	$11.00	$5,036,878.00	$648.75(3)(7)
	29,906 shares	$27.52	$823,013.12	$106.00(3)(6)
Surgical Care Affiliates, Inc. Common Stock, par value $0.01 per share	80,400 shares	$27.52	$2,212,608.00	$284.98(4)(6)
TOTAL	5,447,516 shares	-		$12,934.10

(1)	Represents shares of common stock, par value $0.01 per share (the “Common Stock”) of Surgical Care Affiliates, Inc. (the “Registrant”) issuable in connection with equity-based awards under the Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan.
(2)	Represents shares of Common Stock issuable in connection with option awards under the Surgical Care Affiliates, Inc. Management Equity Incentive Plan.
(3)	Represents shares of Common Stock issuable in connection with option awards under the Surgical Care Affiliates, Inc. Director Equity Incentive Plan.
(4)	Represents shares of Common Stock issuable in connection with awards of restricted stock units pursuant to an agreement with the grantee, in the form substantially as set forth in Exhibits 4.6 and 4.7 hereto.
(5)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock of the registrant as reported on NASDAQ on November 14, 2013 (the “Reported Price”).
(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act for options to purchase Common Stock previously granted under the Surgical Care Affiliates, Inc. 2013 Management Equity Plan or the Surgical Care Affiliates, Inc. Directors and Consultants Equity Incentive Plan, based on the weighted average of the price at which the options may be exercised, equal to $11.00.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s prospectus dated October 29, 2013, filed pursuant to Rule 424(b) of the Securities Act (File No. 333-190998), which contains the audited financial statements for the Registrant’s last fiscal year for which such statements have been filed;
2.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36154), filed with the Commission on October 25, 2013;
3.	The Registrant’s current report on Form 8-K dated October 29, 2013 and filed on November 4, 2013;
4.	The Registrant’s current report on Form 8-K dated November 13, 2013, and filed on November 14, 2013;
5.	The Registrant’s quarterly report on Form 10-Q filed November 15, 2013; and
6.	All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The Certificate of Incorporation of the Registrant limits the liability of the Registrant’s directors to the fullest extent permitted by the DGCL and requires that the Registrant will provide its directors with customary indemnification. The Registrant expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them with customary indemnification in connection with their service to the Registrant or on the Registrant’s behalf.

The Registrant currently maintains management liability insurance in the aggregate amount of $10 million, excess director and officer liability insurance in the aggregate amount of $10 million and Side A director and officer liability insurance in the aggregate amount of $10 million.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed Herewith
4.1	Form of Certificate of Incorporation of Surgical Care Affiliates, Inc.
4.2	Form of By-laws of Surgical Care Affiliates, Inc.
4.3	Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan
4.4	Surgical Care Affiliates, Inc. Management Equity Plan
4.5	Surgical Care Affiliates, Inc. Directors and Consultants Equity Plan
4.6	2008 Restricted Equity Unit Agreement
4.7	Director Restricted Equity Unit Agreement
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	x
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm	x
23.2	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm	x
23.3	Consent of Ernst & Young LLP, Independent Auditors	x
23.4	Consent of BKD, LLP, Independent Auditors	x
23.5	Independent Auditor’s Acknowledgement of BKD, LLP	x
23.6	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	x
24.1	Power of Attorney (filed as part of signature pages)	x

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois on the 20th day of November, 2013.

SURGICAL CARE AFFILIATES, INC.

By: /s/Andrew Hayek
Name: Andrew Hayek
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Hayek and Richard L. Sharff, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act  and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of November, 2013.

Signature	Title
/s/ Andrew Hayek Andrew Hayek	Director and Chief Executive Officer (Principal Executive Officer)
/s/ Peter Clemens Peter Clemens	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Todd B. Sisitsky Todd B. Sisitsky /s/ Thomas C. Geiser	Director and Chairman of the Board of Directors
Thomas C. Geiser	Director

/s/ Frederick A. Hessler Frederick A. Hessler	Director
/s/ Curtis S. Lane Curtis S. Lane	Director
/s/ Sharad Mansukani, M.D. Sharad Mansukani, M.D.	Director
/s/ Jeffrey K. Rhodes Jeffrey K. Rhodes	Director

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing
4.1	Form of Certificate of Incorporation of Surgical Care Affiliates, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on October 16, 2013
4.2	Form of By-laws of Surgical Care Affiliates, Inc.	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on October 16, 2013
4.3	Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan	Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on September 5, 2013
4.4	Surgical Care Affiliates, Inc. Management Equity Plan	Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on September 5, 2013
4.5	Surgical Care Affiliates, Inc. Director and Consultants Equity Plan	Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on September 5, 2013
4.6	2008 Restricted Equity Unit Agreement	Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on September 5, 2013
4.7	Director Restricted Equity Unit Agreement	Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1/A (File No. 333-190998), filed with the Commission on September 5, 2013
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	Filed herewith.
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm	Filed herewith.
23.2	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm	Filed herewith.
23.3	Consent of Ernst & Young LLP, Independent Auditors	Filed herewith.
23.4	Consent of BKD, LLP, Independent Auditors	Filed herewith.
23.5	Independent Auditor’s Acknowledgement of BKD, LLP	Filed herewith.
23.6	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith.
24.1	Power of Attorney (filed as part of signature pages)	Filed herewith.